Exhibit 10.3

COALOGIX, INC. AND SUBSIDIARIES CAPITAL APPRECIATION RIGHTS PLAN Effective Date: April 9, 2008

COALOGIX, INC. AND SUBSIDIARIES
CAPITAL APPRECIATION RIGHTS PLAN

This CoaLogix, Inc. and Subsidiaries Capital Appreciation Rights Plan (the “Plan”), sponsored and made effective as of the Effective Date by CoaLogix, Inc., a Delaware corporation (the “Corporation”), is intended to be an unfunded incentive compensation plan maintained by the Corporation primarily for the purpose of providing incentive-based compensation only to a select group of management or highly compensated employees (as defined in ERISA Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6)). This Plan is not intended to provide retirement income or result in a deferral of income for employees and is therefore not intended to be an employee benefit plan within the meaning of ERISA Section 3(3) and is not intended to be subject to ERISA.

Statement of Purpose

1. The Corporation believes that the services of certain key managers of the Corporation and its Subsidiaries are of great value and that such managers should be compensated for careful and loyal service to the Corporation.

2. The Corporation wishes to provide a mechanism for retaining, motivating and creating an incentive for its key managers to add substantial value to the Corporation and/or its Subsidiaries through profitable growth and to reward such managers upon a Change of Control. In order to completely align the interests of the Corporation’s key managers with the interests of its stockholders, no value under the Plan will be paid to Participants until such time as the Corporation’s stockholders receive value for their shares of Corporation stock.

3. The Corporation has designed this Plan to reinforce the need for its managers to maintain their entrepreneurial focus and to foster teamwork and constructive debate to inspire greater growth and significant improvements in financial performance, thereby substantially increasing the value of the Corporation and its Subsidiaries.

4. For purposes of this Plan, the Corporation does not intend to make regular determinations of Fair Market Value (including independent valuations) of the Corporation or other Participating Companies during the term of the Plan.

5. The value of your CARs Award depends on many factors, including the future growth of the Corporation’s business and the state of the capital markets at the time of a Change of Control. Accordingly, the Corporation is making no representation or warranty with respect to the future value of your CARs Award.

6. Participants acknowledge and agree that this Statement of Purpose is an important part of the Plan and that they have read, carefully considered and agree that the matters set forth in the Statement of Purpose are important to the continued successful growth of the Corporation and its Subsidiaries taken as a whole.

Capital Appreciation Rights Plan

The Corporation does hereby establish this Capital Appreciation Rights Plan under the terms and provisions set forth herein.

ARTICLE 1
DEFINITIONS

The following words and phrases as used in this Plan shall have the meanings set forth in this Article 1 unless a different meaning is clearly required by the context:

1.1 “Adjusted Initial Value” means the Initial Value, increased by the amount of any cash or other property contributed to the capital of the Corporation by its stockholders after the Effective Date, and decreased by the amount of any dividend or other distribution paid by the Corporation to its stockholders.

1.2 “Aggregate Award Pool” means an amount equal to Five Percent (5%) multiplied by the excess, if any, of (i) the Change of Control Consideration for the Corporation, over (ii) the Adjusted Initial Value of the Corporation.

1.3 “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

1.4 “Beneficiary” means, with respect to a Participant, the individual(s) to whom the Participant’s CARs Benefit, if any, shall be paid in the event of the Participant’s death, and shall be determined in accordance with the following provisions:

(a) Designation of Beneficiary. A Participant’s Beneficiary or Beneficiaries shall be the individual or individuals who are last designated in writing by the Participant as such Participant’s Beneficiary or Beneficiaries. A Participant shall designate the initial Beneficiary or Beneficiaries in writing on an Election Form. Any subsequent modification of the Participant’s Beneficiary or Beneficiaries shall be in a written, executed and notarized letter addressed to the Corporation or in a subsequently executed and notarized Election Form, which shall be effective only when it is received and accepted by the Plan Committee. If more than one Beneficiary is designated by a Participant and one or more of the Beneficiaries are not living at the time of the Participant’s death, then the percentage allocated to the deceased Beneficiaries shall be reallocated to the living Beneficiaries on a proportional basis based upon their previously designated percentages.

(b) No Designated Beneficiary. If, at any time, no Beneficiary has been validly designated by a Participant, or the Beneficiary designated by the Participant is no longer living at the time of the Participant’s death, then the Participant’s Beneficiary shall be deemed to be the Participant’s spouse, and in the absence thereof, the Participant’s estate.

(c) Designation of Entities. A Participant may not designate an entity as a Beneficiary, other than a trust, limited partnership or limited liability company established solely for the benefit of a Participant or his or her spouse, children or grandchildren. To the extent that a designation purports to designate an entity as a Beneficiary, the entire designation shall be null and void.

(d) Contingent Beneficiaries. A Participant may designate a contingent Beneficiary or Beneficiaries to receive the Participant’s CARs Benefit in the event that the Participant’s currently designated Beneficiary or Beneficiaries should predecease the Participant.

1.5 “Board” shall mean the Board of Directors of the Corporation.

1.6 “CARs Award” means an award to a Participant under the Plan that is set forth in a Participation Agreement and that establishes a percentage to be used to calculate the CARs Benefit for such Participant upon a Change of Control of the Corporation.

1.7 “CARs Benefit” means, subject to Section 3.6, with respect to a CARs Award to a particular Participant, the product of (i) the CARs Award for such Participant, multiplied by (ii) the Aggregate Award Pool, if any.

For example, assume that:

•	Participant A has a CARs Award of 10% and is currently employed by the Corporation or a Subsidiary on the date of a Change of Control; and

•
The Aggregate Award Pool for the Corporation is $1 million (determined by multiplying 5% times the excess of (i) the Change of Control Consideration for the Corporation, over (ii) the Adjusted Initial Value of the Corporation).

Participant A’s CARs Benefit would be equal to 10% multiplied by $1 million, for a CARs Benefit of $100,000.

1.8 “Cause” means one or more of following acts by a Participant: (1) such Participant’s breach of (a) any material provision of such Participant’s employment agreement, or (b) any stockholders, confidentiality or noncompetition agreement with the Corporation or any Subsidiary; (2) any intentional act or intentional omission by such Participant that causes, or is likely to cause, material harm to the Corporation or any Subsidiary or its business reputation; (3) such Participant’s dishonesty, fraud, gross negligence or willful misconduct related to Participant’s performance of his or her duties to the Corporation or any Subsidiary; (4) such Participant’s conviction of, or such Participant’s entry of a plea of guilty or no contest to, a felony (other than for motor vehicle offenses the effect of which do not materially impair a Participant’s performance of his or her duties), or such Participant’s arrest or indictment for a felony or crime of moral turpitude (other than for motor vehicle offenses the effect of which do not materially impair a Participant’s performance of his or her duties) related to Participant’s performance of his or her duties; (5) such Participant’s repeated use of drugs or alcohol that in the reasonable determination of the Board interferes with the performance by the Participant of his or her duties and that is not cured within forty-five (45) days by the Participant taking action reasonably requested by the Board in writing to address the issue; and (6) such Participant’s willful and continued failure (i) to follow the direction (consistent with such Participant’s duties) of the President and Chief Executive Officer of the Corporation, the Board or any other Participant to whom such Participant reports, (ii) to perform substantially his or her duties to the Corporation or any Subsidiary or (iii) to follow the written policies, procedures and rules of the Corporation or any Subsidiary for which such Participant works, in each case if such failure is not cured within ten (10) days after a written demand is delivered to such Participant by the Board or the President of either the Corporation or the Subsidiary for which such Participant works that specifically identifies the manner in which the Board believes that such Participant has not met his or her obligations hereunder; provided, however, that for purposes of this clause (6), no act or failure to act on the part of a Participant shall be considered “willful” unless it is done or omitted to be done by such Participant in bad faith or without reasonable belief that such Participant’s action or omission was in the best interests of the Corporation. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done or omitted to be done by such Participant in good faith and in the best interest of the Corporation. The termination of employment of a Participant shall not be deemed to be for “Cause” unless the Participant is notified prior to such termination of employment that such termination is for Cause.

1.9 “Change of Control” means the occurrence of any of the following events with respect to the Corporation:

(a) The acquisition of Voting Securities of the Corporation by any Person (other than a shareholder of the Corporation on the Effective Date) immediately after which such Person has Beneficial Ownership of more than 50% of the combined voting power (determined on an “as converted” common stock equivalent basis) of the Corporation’s then outstanding Voting Securities;

(b) A merger, consolidation or reorganization involving the Corporation, unless:

(i) the stockholders of the Corporation, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power (determined on an “as converted” common stock equivalent basis) of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”); and

(ii) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation; or

(c) The sale or other disposition of all or substantially all of the assets of the Corporation (defined as a sale of assets of the Corporation representing more than 40% of the Fair Market Value of the total assets held by the Corporation) to any Person (other than a transfer to a Subsidiary).

(d) Notwithstanding the foregoing, a Non-Control Acquisition shall not constitute a Change of Control.

(e) Notwithstanding the foregoing, an event described in this Section 1.9 shall only constitute a Change of Control if the Change of Control Consideration received by Acorn Energy, Inc. in cash, cash equivalents or freely-tradable securities or securities that become freely-tradable, or such Change of Control Consideration that is available for distribution to Acorn Energy, Inc., is a dollar amount equal to or greater than the amount required to generate a Thirty Percent (30%) Internal Rate of Return on the initial capital contribution of $11,038,700 made by Acorn Energy, Inc. on November 7, 2007, increased by the amount of any cash or other property contributed to the capital of the Corporation by Acorn Energy, Inc., reduced by any dividends or other distributions paid from the Corporation to Acorn Energy, Inc., on or before the Change of Control, and reduced by the Change of Control Consideration at the Change of Control date. For example, to illustrate the provisions of this Section 1.9(e), assume that Acorn Energy, Inc. makes an additional capital contribution of $1,000,000 on July 1, 2008, receives a dividend distribution of $500,000 on January 1, 2009, and a third-party buyer acquires 100% of the Voting Securities of the Corporation on September 1, 2010, with the Change of Control Consideration received at closing in cash or freely-tradable securities by Acorn Energy, Inc. equal to $24,200,000. Such transaction would constitute a Change of Control for purposes of this Plan because the Change of Control Consideration received by Acorn Energy, Inc. on September 1, 2010 ($24,200,000) exceeds the amount of Change of Control Consideration required to provide a minimum 30% Internal Rate of Return to Acorn Energy, Inc. ($24,121,309).

Except as provided in Section 1.9(c) above, in no event shall a Change of Control of a Subsidiary constitute a Change of Control of the Corporation.

1.10 “Change of Control Consideration” means, with respect to the Corporation, an amount equal to the difference between (i) the Fair Market Value of all cash, securities and other property (a) paid or issued by the acquiring entity in exchange for the stock or assets of the Corporation in consideration for such Change of Control or (b) raised as proceeds in a public offering of the Corporation’s voting common stock (or any successor securities thereto, pursuant to an effective registration statement on Form S-1 (or other applicable form) under the Securities Act of 1933, and (ii) all fees and expenses incurred by the Corporation or the stockholders thereof associated with the transaction, including without limitation investment banking, legal, accounting and appraisal fees and expenses, including fees and expenses incurred to respond to any claim pursuant to Sections 7.2 and 7.3, and the Fair Market Value of any debt of the Corporation for which the shareholders of the Corporation prior to the Change of Control remain liable following the Change of Control. The Fair Market Value of the Change of Control Consideration shall be determined as of the date of the Change of Control.

1.11 “Claimant” has the meaning set forth in Section 7.2(b).

1.12 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.13 “Common Stock” means, as applicable, the common stock of the Corporation.

1.14 “Corporation” means CoaLogix, Inc., a Delaware corporation, and its successors and assigns, and any other corporation, partnership, limited liability company or sole proprietorship into which the Corporation may be merged or consolidated.

1.15 “Disability” means, with respect to a Participant, that the Participant has been determined to be disabled within the meaning of the Corporation’s long term disability plan, if any, and if no such plan is in existence, then Disability shall mean that the Participant has been determined to be disabled by the Social Security Administration for purposes of federal Social Security benefits.

1.16 “Effective Date” means April 9, 2008.

1.17 “Election Form” means the written document (the form of which is attached to this Plan as Exhibit B) by which a Participant makes his or her designation of Beneficiaries.

1.18 “Eligible Individual” means an individual who is a manager or highly compensated employee (within the meaning of ERISA Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6)) of the Corporation and/or a Subsidiary.

1.19 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.21 “Fair Market Value” of any asset other than cash or securities required to be valued under this Plan means the fair market value thereof at the time of such determination, as determined in good faith by the Plan Committee based on all relevant available facts, which may include among other things the opinions of independent valuation experts as to value. The Fair Market Value of common stock or any other securities as of a date of determination means the following:

(a) Stock Listed and Shares Traded. If the common stock or other securities are listed and traded on a national securities exchange (as such term is defined by the 1934 Act) or on the NASDAQ National Market System on the date of determination, the Fair Market Value per share shall be the average of the closing prices of the securities on such national securities exchange or on the National Market System, for the ten (10) trading day period ending three (3) trading days prior to the date of determination. If the common stock or other securities are traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices on the date of determination.

(b) Stock Listed But No Shares Traded. If the common stock or other securities are listed on a national securities exchange or on the National Market System but no shares of the common stock or other securities are traded on the date of determination but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the closing price of the common stock or other securities on the most recent date before the date of determination. If the common stock or other securities are regularly traded in the over-the-counter market but no shares of the common stock or other securities are traded on the date of determination (or if records of such trades are unavailable or burdensome to obtain) but there were shares traded on dates within a reasonable period before the date of determination, the Fair Market Value shall be the average of the closing bid and asked prices of the common stock or other securities on the most recent date before the date of determination.

(c) Stock Not Listed. If the common stock or other securities are not listed on a national securities exchange or on the National Market System and are not regularly traded in the over-the-counter market, then the Plan Committee shall determine the Fair Market Value of the common stock or other securities based on all relevant available facts, which may include among other things the average of the closing bid and ask prices reflected in the over-the-counter market on a date within a reasonable period either before or after the date of determination, or opinions of independent valuation experts as to value and may take into account any recent sales and purchases of such common stock or other securities to the extent they are representative.

The Plan Committee’s determination of Fair Market Value shall be final and binding for all purposes of this Plan.

1.22 “Initial Value” means an amount equal to $12,986,683.

1.23 “Internal Rate of Return” means the discount rate that results in a net present value of zero for a series of cash flows.

1.24 “Majority of CARs Awards” means the holders of a majority of the total CARs Awards granted pursuant to the Plan. For example, if the Corporation has granted CARs Awards for 100% of the Aggregate Award Pool, then the Participants that hold CARs Awards for more than 50% constitute the Majority of CARs Awards.

1.25 “Non-Control Acquisition” shall mean an acquisition of Voting Securities by an employee benefit plan (or a trust forming a part thereof) maintained by the Corporation or any Subsidiary.

1.26 “Participant” means an Eligible Individual who has met the requirements for participation in this Plan by being selected by the Plan Committee to be a Participant hereunder and who has executed a Participation Agreement.

1.27 “Participation Agreement” means a written agreement between the Corporation and a Participant (the form of which is attached to this Plan as Exhibit A) that is given to an Eligible Individual to evidence such Eligible Individual’s status as a Participant in this Plan. A Participation Agreement shall be effective only when validly executed by the Corporation and the Participant.

1.28 “Person” for purposes of Section 1.9, has the meaning used for purposes of Section 13(d) or 14(d) of the Exchange Act. For all other purposes under this Plan, Person means any individual, organization, corporation, partnership, limited liability company or other entity.

1.29 “Plan” means this CoaLogix, Inc. and Subsidiaries Capital Appreciation Rights Plan, as the same shall be from time to time amended.

1.30 “Plan Committee” prior to a Change of Control of the Corporation means a committee appointed by the Board and comprised of one or more members of the Board who are not Participants under the Plan. Following a Change of Control of the Corporation, the Plan Committee shall be comprised of the members of the Plan Committee that were serving on the day preceding the date of the Change of Control. Any vacancy on the Plan Committee following a Change of Control shall be filled by the affirmative vote of the persons that held a majority of the outstanding shares of Voting Securities on the day preceding the date of a Change of Control.

1.31 “Proportionate Share” has the meaning set forth in Section 4.5.

1.32 “Subsidiary” means (i) any corporation more than 50% of the outstanding Voting Securities of which are owned by the Corporation or any Subsidiary, directly or indirectly, or (ii) a partnership, limited liability company or other Person in which the Corporation or any Subsidiary holds a general partnership or other equity interest sufficient to enable it to direct the management and policies thereof.

1.33 “Surviving Corporation” has the meaning set forth in Section 1.8(a)(ii).

1.34 “Tax Obligations” has the meaning set forth in Section 7.14.

1.35 “Voting Securities” means securities of a corporation that have the power to vote generally for the election of directors.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1 Attainment of Participant Status. Any Eligible Individual may become a Participant in this Plan by being selected to be a Participant hereunder by the Plan Committee. The Plan Committee shall have complete and absolute discretion to decide which Eligible Individuals shall be become Participants in this Plan and the Plan Committee’s decisions regarding Participant status shall be final and binding. In no event may any Eligible Individual become a Participant on the day of or after the occurrence of a Change of Control.

ARTICLE 3
CARS BENEFITS

3.1 Initial Award of CARs Benefit. Upon being selected as a Participant pursuant to Article 2, each Participant shall have a CARs Award specified in such Participant’s Participation Agreement.

3.2 Additional Awards of CARS Benefit. Subject to Section 3.3, the Plan Committee may make additional grants of CARs Awards to any Participant with respect to the Corporation. If the Plan Committee makes an additional grant to a Participant, the Corporation and Participant shall execute an additional Participation Agreement for such Participant that indicates the additional CARs Award. Once a CARs Award has been designated for a Participant, it may not be decreased with respect to such Participant without the consent of the Participant. However, no Participant in this Plan shall earn any CARs Benefit under this Plan with respect to the Corporation unless and until the date of a Change of Control has occurred with respect to the Corporation in accordance with Section 3.4.

3.3 Limitation on Board Authority to Award CARs Awards. The Plan Committee cannot make CARs Awards in excess of One Hundred Percent (100%) of the Aggregate Award Pool, and no CARs Award can be made on or after the occurrence of a Change of Control.

3.4 Timing of Accrual of CARs Benefits. No Participant in this Plan shall earn any CARs Benefit under this Plan until a Change of Control with respect to the Corporation has occurred. Upon the date of such Change of Control, each Participant that holds CARs Awards shall immediately earn his or her CARs Benefit with respect to the Corporation, calculated as of the date of such Change of Control, and no further CARs Benefits shall be earned under this Plan with respect to the Corporation. The earned CARs Benefit of a Participant shall be paid to the Participant, and may be subject to forfeiture upon the occurrence of certain events, in accordance with Article 4.

3.5 Operational Authority of the Corporation. The Corporation, in its sole discretion, shall have the right to make decisions relating to intercompany transactions, including without limitation the allocation of shared infrastructure expenses among the Corporation and its Subsidiaries, the incurrence of indebtedness by the Corporation and its Subsidiaries to fund the operations of the Corporation and any of its Subsidiaries and the deployment of capital generated by one Subsidiary to invest in other Subsidiaries. All decisions relating to the investment of capital or other resources shall be made by the Corporation in its sole discretion. In addition, the Corporation will continue to make decisions regarding the payment of dividends, cash management, investment management, tax planning, risk management and other similar issues with a view to providing the maximum value to the Corporation and its Subsidiaries as a whole.

3.6 Termination of Employment. In the event a Participant’s employment is terminated prior to a Change of Control, the effect on such Participant’s CARS Award is set forth below:

(a) Death, Disability or Termination without Cause. In the event a Participant’s employment is terminated within nine (9) months prior to the occurrence of a Change of Control because of (i) the death of the Participant, (ii) the Disability of the Participant, (iii) the involuntary termination other than for Cause of employment of a Participant or (iv) the resignation or other voluntary termination of employment of a Participant with the consent of the remaining Participants holding a Majority of the CARs Awards (determined without regard to the CARs Award of the terminated Participant), then the CARs Benefit of such Participant shall be payable upon the occurrence of a Change of Control. In the event of the death of a Participant, such Participant’s CARs Benefit, the amount of which shall be determined as set forth above, shall be paid to the Participant’s Beneficiary in the same form and manner as if the Participant had not died, with such Beneficiary determined as of the date on which such subsequently payable amounts are paid and not on the date of the Participant’s death.

(b) Other Terminations. In the event a Participant’s employment is terminated prior to the occurrence of a Change of Control because of (i) the resignation or other voluntary termination of employment by such Participant other than as described in Section 3.6(a) (iv), or (ii) the involuntary termination of employment of a Participant for Cause, then such Participant’s CARs Award shall be forfeited and no payment shall be made under the Plan with respect to such Participant. The Plan Committee may reallocate or award any forfeited CARs Award to other Participants.

ARTICLE 4
PAYMENT OF CARS BENEFITS

4.1 General Liability for Payment. All payment obligations to Participants created under this Plan shall be the sole responsibility, liability and obligation of the Corporation. Payment of CARs Benefits to any Participant may be made by either the Subsidiary that is the employer of the Participant or the Corporation on behalf of the Subsidiary.

4.2 Payment Procedures. All payments required to be made under this Plan shall be made in accordance with the following procedures:

(a) Notice of CARs Benefit. Following a Change of Control, the Plan Committee shall provide each Participant with a written statement that sets forth the amount of such Participant’s CARs Benefit under the Plan.

(b) Acceptance of CARs Benefit. The Participants acknowledge that the Corporation will need to quickly deal with any issues that might arise in connection with the determination of the value of individual CARs Benefits in connection with a Change of Control. Accordingly, within 10 days following receipt of the statement setting forth the CARs Award pursuant to Section 4.2(a), each Participant shall either (i) execute a written agreement accepting the CARs Award and agreeing that no further amount is due under the Plan, which agreement shall be in a form provided by the Plan Committee or (ii) provide a written notice that such Participant disagrees with the calculation of his or her CARs Award or with any other matter under the Plan. In the event any Participant disagrees with the calculation of CARs Benefits or any other matter, such disagreement shall be resolved in accordance with Sections 7.2 and 7.3 of the Plan. In the event any Participant fails to either accept the CARs Award or disagree with the calculation of the CARs Award or any other matter within the 10 day period following receipt of the statement, such Participant shall be deemed to have accepted the CARs Award.

(c) Payments in the Event of a Dispute. The resolution of any disagreement over the calculation of the amount of any Participant’s CARs Award or any other matter may affect the calculation of the CARs Awards for other Participants. In the event any Participant disagrees with the calculation of his or her CARs Benefit or any other matter, the Plan Committee shall have the right, in its sole discretion, to:

(i) pay in accordance with Section 4.3 all CARs Benefits to Participants that have accepted their CARs Benefits and withhold payment of any CARs Benefits to any Participants that have disagreed with the calculation of CARs Benefit or any other matter until such disagreement is resolved in accordance with Sections 7.2 and 7.3 of the Plan; or

(ii) if the nature of the disagreement will not impact the calculation of CARs Benefits for all Participants, pay all CARs Benefits to Participants that will be unaffected by the resolution of the disagreement and withhold payment of CARs Benefits to Participants that might be affected by the resolution of such disagreement until such disagreement is resolved in accordance with Sections 7.2 and 7.3 of the Plan; or

(iii) pay any undisputed portion, if any, of the CARs Benefits to all Participants and withhold any disputed portion of the CARs Benefits to all Participants; or

(iv) withhold all CARs Benefits payable under the Plan until the resolution of all disagreements with respect to the calculation of CARs Benefits or any other matter in accordance with Sections 7.2 and 7.3.

No disagreement with respect to the calculation of CARs Benefits shall delay the payment of Change of Control Consideration to the stockholders the Corporation. In the event of a disagreement with respect to the calculation of CARs Benefits or any other matter, the Corporation shall have the right to make payments to the stockholders of the full amount of the Change of Control Consideration that the Plan Committee determines should be allocated to the stockholders. If the nature of the disagreement is such that the resolution of such disagreement might reduce the amount payable to the stockholders, the Corporation shall make adequate provision to ensure that any amounts required to be repaid as a result of the resolution will be repaid (which adequate provision may be an unsecured contractual agreement by each stockholder to make any required repayment).

4.3 Payment of CARs Benefits. Subject to the provisions of Sections 4.2, 4.4 and 4.5, payment of CARs Benefits under this Plan shall be made in the same form and at the same time or times as the stockholders of the Corporation receive their Change of Control Consideration; provided, that such amounts shall be paid not later than five (5) years after the Change of Control.

4.4 Provision for Tax Liability. If the Change of Control Consideration is comprised of property other than cash or freely tradable securities and the Participant will incur a Tax Obligation to any governmental entity with respect to, and relating to, the CARs Benefit for the taxable year in which payment of such Participant’s CARs Benefit occurs (after taking into account all tax withholdings of the Participant, including those in Section 7.14 hereof), such Participant shall receive a portion of his or her CARs Benefit that is sufficient to pay such Tax Obligation solely in cash or freely tradable securities. The determination of the amount of the Tax Obligation shall be made by the Company’s independent public accountants at the time of the Change of Control based on individual tax rates in effect at that time. For purposes of the preceding sentence, as an example to demonstrate when further cash payments might be necessary beyond the withholding described in Section 7.14, if 28% federal withholding is applied to the Participant’s CARs Benefit, but the Participant is actually in a 39% marginal federal income tax bracket, another 11% of the Participant’s CARs Benefit must be paid in cash to accommodate the extra 11% of tax (39% minus 28%) that the Participant will subsequently owe based on the CARs Benefit. To the extent that a Participant receives the payment of his or her CARs Benefit in common stock or other property, the value of such common stock or other property shall be the Fair Market Value of the common stock or other property as of the date of the Change of Control.

4.5 Indemnification and Contingent Payments. If in connection with a Change of Control of the Corporation, the stockholders of the Corporation are required to provide indemnification to the purchaser in connection therewith, each Participant agrees that accrual and payment of such Participant’s CARs Benefit shall be contingent on such Participant agreeing in writing to be liable for his or her Proportionate Share of such indemnification to the same extent as if such Participant was a stockholder. For purposes of this Section 4.5, “Proportionate Share” means (a) if the calculation is being made prior to the time a Participant has paid taxes with respect to the CARs Benefit, the percentage amount obtained by dividing such Participant’s CARs Benefit by the total Change of Control Consideration, and (b) if the calculation is being made after the Participant has paid taxes on the CARs Benefit, the percentage amount obtained by dividing (i) the total amount of such Participant’s CARs Benefit minus such Participant’s tax liability with respect to the CARs Benefit (as determined by the Company’s independent public accountants based on individual tax rates in effect at that time), by (ii) the total Change of Control Consideration. In no event shall a Participant be liable for more than the total amount of his or her CARs Benefit (or, if such Participant has paid taxes with respect thereto, the total amount of his or her CARs Benefit minus the tax liability determined as set forth above). To the extent any of the Change of Control Consideration is required to be escrowed in connection with such indemnification, each Participant agrees that his or her proportionate share of such escrowed amount may be paid directly into the same escrow account used for the stockholders’ escrow amount. In addition, to the extent payment of any of the Change of Control Consideration is deferred or contingent, each Participant will receive his or her proportionate share of such deferred or contingent Change of Control Consideration (based on the total amount of such Participant’s CARs Benefit compared to the total Change of Control Consideration) at the same time and to the same extent that the stockholders of the Corporation; provided, that such deferred amounts shall be paid not later than five (5) years after the Change of Control.

ARTICLE 5
ADMINISTRATION

5.1 Powers and Responsibility. The Plan Committee shall have complete authority to administer the Plan hereunder, with all powers necessary to enable it to properly carry out its duties as set forth in this Plan. The Plan Committee shall have the following duties and responsibilities:

(a) to construe the Plan and to determine answers to all questions that shall arise thereunder;

(b) to make determinations of Fair Market Value as provided herein;

(c) to engage assistants and professional advisers, including independent valuation experts;

(d) to provide procedures for determination of claims for benefits;

(e) to determine the Participants under the Plan and the benefits of the Plan to which any Participant may be entitled;

(f) to maintain and retain records relating to Participants;

(g) to prepare and furnish to Participants all information required to be furnished to them by law or the provisions of the Plan;

(h) to prepare and file or publish with appropriate government officials all reports and other information required under law to be so filed or published; and

(i) to have all other powers and responsibilities conferred under the Plan.

5.2 Records of Plan Committee. All acts and determinations of the Plan Committee shall be duly recorded, and all such records, together with such other documents as may be necessary for the administration of the Plan, shall be preserved in the custody of the Plan Committee.

5.3 Reporting and Disclosure. The Plan Committee shall keep all Participant and group records relating to Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Corporation and to any other person or entity that the Corporation authorizes. The Plan Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by the Code and other relevant statutes and any regulations thereunder.

5.4 Construction of the Plan. The Plan Committee shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The Plan Committee shall interpret the Plan and shall determine the questions arising in the administration, interpretation and application of the Plan. The Plan Committee shall correct any defect, reconcile any inconsistency or supply any omission with respect to the Plan.

5.5 Assistants and Advisors.

(a) The Plan Committee shall have the right to hire, at the expense of the Corporation, such professional assistants and consultants (including without limitation attorneys, accountants, valuation experts and actuaries) as it, in its sole discretion, deems necessary or advisable.

(b) The Plan Committee and the Corporation shall be entitled to rely upon all certificates and reports made by professional assistants and consultants selected pursuant to this Section 5.5. The Plan Committee and the Corporation shall be fully protected in respect to any action taken or suffered by them in good faith in reliance upon the advice or opinion of any such professional assistants and consultants, and any action so taken or suffered shall be conclusive upon all other Persons interested in the Plan.

5.6 Indemnification. The Plan Committee and each member thereof shall be indemnified by the Corporation against judgment amounts, settlement amounts (other than amounts paid in a settlement to which the Corporation does not consent) and expenses reasonably incurred by the Plan Committee or such member in connection with any claim, proceeding, lawsuit or other action relating to or arising out of this Plan to which the Plan Committee or such member (by reason of his or her service as a member of the Plan Committee) may be a party. The Company shall not be liable to an indemnified person in any such case to the extent the claim, proceeding, lawsuit or other action is determined to have resulted directly and primarily from the bad faith, gross negligence or willful misconduct of such indemnified person. The foregoing right to indemnification shall be in addition to such other rights as such Board, Plan Committee or each Board member may enjoy as a matter of law or by reason of the Corporation’s charter, bylaws or insurance coverage.

5.7 Decisions Binding. All determinations and decisions made by the Plan Committee pursuant to the provisions of this Plan, including without limitation all determinations of Fair Market Value, all related orders and resolutions of the Plan Committee shall be final, conclusive and binding on all Persons, including the Corporation, their respective successors and assigns, and their respective stockholders, directors, Eligible Individuals, Participants and their estates.

ARTICLE 6
AMENDMENT OR TERMINATION

6.1 Continuation of Plan. The Corporation reserves and retains the right to amend or terminate this Plan as set forth in this Article 6.

6.2 Right to Amend Plan.

(a) Amendment by the Corporation. Except as set forth herein, the Corporation reserves the right, if deemed necessary or desirable in the opinion of the Plan Committee in its sole discretion, to amend, in whole or in part, any or all the provisions of the Plan, including specifically the right to make such amendments effective retroactively. The Plan Committee shall make no amendment that diminishes the ability of a Participant who has already been awarded a CARs Award pursuant to this Plan to earn a CARs Benefit under this Plan unless it provides such Participant with a benefit determined by the Plan Committee in its sole discretion to be of comparable value. The Plan contemplates that additional Subsidiaries will be designated by the Plan Committee as Participating Companies and the designation of new Participating Companies by the Plan Committee shall not constitute an amendment to the Plan.

(b) Amendments by the Corporation and the Participants. This Plan may be amended in any manner, including amendments that affect the rights of Participants that have already been awarded a CARs Award to receive a CARs Benefit, upon the affirmative vote of (i) the Corporation and (ii) Participants that hold a Majority of CARs Awards.

6.3 Right to Terminate Plan.

(a) Termination by the Corporation. Except as set forth herein, the Corporation reserves the right, if deemed necessary or desirable in the opinion of the Plan Committee in its sole discretion, to wholly or partially terminate the Plan. Except as set forth in Section 3.5, the Plan Committee shall effect no termination that diminishes the ability of a Participant who has already been awarded a CARs Award pursuant to this Plan to earn a CARs Benefit under this Plan unless it provides such Participant with a benefit determined by the Plan Committee in its sole discretion to be of comparable value.

(b) Termination by the Corporation and the Participants. This Plan may be terminated, in whole or in part, including terminations that affect the rights of Participants that have already been awarded a CARs Award to receive a CARs Benefit, upon the affirmative vote of (i) the Corporation and (ii) Participants that hold a Majority of CARs Awards.

(c) Automatic Termination of Plan Upon a Change of Control. Upon the occurrence of a Change of Control of the Corporation, this Plan shall automatically terminate and no Participant shall earn any CARs Benefit under this Plan after such Change of Control. However, the termination of the Plan pursuant to this Section 6.3(c) shall not affect the accrual of a CARs Benefit pursuant to Article 3 upon such Change of Control.

ARTICLE 7
MISCELLANEOUS

7.1 Participant’s Rights to Employment. Nothing contained in the Plan, any amendment thereof, the grant of any CARs Award or the payment of any benefits, shall be construed to give any individual or employee, whether or not a Participant, any rights to continued employment or continued performance of services for the Corporation or any Subsidiary, or any legal or equitable right against the Corporation or any Subsidiary, or any officer, director, stockholder or employee thereof.

7.2 Claims Procedures.

(a) Filing a Claim. In the event a Participant has any dispute, claim or disagreement arising out of or relating to any decision made by the Plan Committee under this Plan, such Participant shall give written notice of such claim to the Plan Committee within ten (10) calendar days following the Participant’s receipt of such decision. The written notice must contain a complete description of the claim and be reasonably calculated to bring the claim to the attention of the Plan Committee. If the disagreement relates to the calculation of the amount of the CARs Benefit or any other matter following the occurrence of a Change of Control, a claim shall be deemed to have been made by the delivery of the notice required by Section 4.2(b). If a Participant fails to deliver written notice of a claim within the ten (10) calendar day period required by this Section 7.2, such Participant shall be deemed to have accepted the decision of the Plan Committee or the calculation of his or her CARs Benefit and no claim may be made hereunder.

(b) Notification of Denial. If after reviewing a claim submitted in accordance with Section 7.2(a), the Plan Committee determines that any individual who has claimed a right to receive benefits under the Plan (a “Claimant”) is not entitled to receive all or any part of the benefits claimed, the Claimant shall be informed in writing of the specific reason or reasons for the denial, with specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the Claimant to perfect the claim, if applicable, and a description of the review procedures set forth in Section 7.2(d).

(c) Timing of Notification. The Claimant shall be so notified of the Plan Committee’s decision within thirty (30) calendar days after the receipt of the claim, unless the Plan Committee determines that special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, the Plan Committee shall furnish the Claimant written notice of the extension prior to the termination of the initial 30-day period. In no event shall said extension exceed a period of thirty (30) calendar days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Committee expects to render a final decision. If for any reason, the Claimant is not notified within the period described above, the claim shall be deemed denied and the Claimant may then request review of said denial, subject to the provisions of Section 7.2(d).

(d) Review Procedures. The Claimant or his duly authorized representative may, within ten (10) calendar days after receipt of notice of the Plan Committee’s decision, request a review of the Plan Committee’s decision, review pertinent documents and submit to the Plan Committee such further information as will, in the Claimant’s opinion, establish his rights to such benefits. If upon receipt of this further information, the Plan Committee determines that the Claimant is not entitled to the benefits claimed, it shall afford the Claimant or his representative reasonable opportunity to submit issues and comments in writing. If the Claimant wishes, he may request in writing that the Plan Committee hold a hearing. The Plan Committee may, in its discretion, schedule a hearing on the issue as soon as is reasonably possible under the circumstances. The Plan Committee shall render its final decision with the specific reasons therefor in writing and in a manner calculated to be understood by the Claimant.

(e) Timing of Final Decision. The Plan Committee’s final decision shall include specific references to the pertinent Plan provisions on which the decision is based and shall be transmitted to the Claimant by certified mail within thirty (30) calendar days of receipt of Claimant’s request for such review, unless the Plan Committee determines that special circumstances require a further extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than sixty (60) calendar days after receipt of a request for review. If the Plan Committee determines that such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If a decision on review is not furnished within the time period described above, the claim shall be deemed denied on review.

7.3 Arbitration of Disputed Claims. In the event that after a Claimant has filed a claim for benefits pursuant to the provisions of Section 7.2 and the Claimant does not agree with the Plan Committee’s decision with respect to such claim, the Claimant and the Plan Committee shall attempt in good faith to settle the matter by negotiations. If such negotiations do not resolve the claim, such claim shall be resolved exclusively by final and binding arbitration to be held in Charlotte, North Carolina, in accordance with the Commercial Arbitration Rules in effect at such time of the American Arbitration Association (the “Rules”) Any arbitration to resolve a claim with respect to the Plan or the determination or payment of CARs Benefits thereunder must be filed within thirty (30) calendar days of the date that the Participant receives notice from the Plan Committee that his or her claim has been finally denied pursuant to Section 7.2 or such claim shall be forfeited. If the amount of the claim is Five Hundred Thousand Dollars ($500,000) or less, there shall be a single neutral arbitrator chosen by the written consent of the parties, or, if they are unable to agree within thirty (30) calendar days after the demand for arbitration, a single neutral arbitrator shall be chosen in accordance with the Rules. If the amount of the claim exceeds Five Hundred Thousand Dollars ($500,000) (and unless the parties otherwise agree to arbitrate before a sole arbitrator), then there shall be three arbitrators, one appointed by each party within thirty (30) calendar days after receipt by the respondent of the demand for arbitration, and the two arbitrators so appointed shall, within thirty (30) calendar days after their appointment, appoint a third, presiding neutral arbitrator. If either party fails to nominate an arbitrator, or the two arbitrators appointed by the parties are unable to appoint a presiding arbitrator within the stated periods, such arbitrators shall be appointed in accordance with the Rules. In addition, if the amount of the claim exceeds $500,000, then the “Optional Procedures for Large, Complex Commercial Disputes” of the Rules shall apply to the arbitration. The arbitrator(s) shall have no right to award any consequential or punitive damages to either party. The arbitrator, or if there are three arbitrators, the arbitrators by majority vote, shall render a written award and the award shall be final. Judgment upon the award may be entered by any court of competent jurisdiction. The non-prevailing party shall pay all fees and expenses of the arbitration and shall pay to the prevailing party an amount equal to all costs and expenses of the prevailing party that are associated with the arbitration, including without limitation the reasonable legal, accounting and expert fees and expenses. The arbitrator(s) shall determine which party is the prevailing party and shall set forth such determination in the award. If no party is determined to be the prevailing party, then each party shall pay their own fees and expenses.

7.4 Nonalienation or Assignment. Except as otherwise provided by applicable law, none of the benefits under this Plan is subject to the claims of creditors of Participants and will not be subject to attachment, garnishment or any other legal process whatsoever. A Participant may not assign, sell, borrow on or otherwise encumber any of his or her interest in the Plan.

7.5 Location of Payee; Unclaimed Benefits. In the event that all or any portion of the CARs Benefit payable to a Participant hereunder shall, at the expiration of a reasonable time after it has become payable, remain unpaid solely by reason of the inability of the Plan Committee to determine the whereabouts of a Participant after sending a certified letter, return receipt requested, to the last known address of such Participant, and after further diligent effort to ascertain the whereabouts of such Participant, the amount so payable may be placed in escrow for the benefit of such Participant. If such Participant does not claim the CARs Benefit within five years following the date of the Change of Control, the CARs Benefit shall be forfeited and the amount of the CARs Benefit shall be paid to the stockholders of the applicable Corporation on a proportional basis.

7.6 Governing Law. This Plan shall be administered in the United States of America, and its validity, construction, and all rights hereunder shall be governed by the laws of the State of Delaware, without regards to its laws concerning choice of laws. If any provision of the Plan shall be held invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.7 Correction of Participant’s CARS Benefits. If an error or omission is discovered in the CARs Benefit payable to a Participant, or in the amount paid to a Participant, the Plan Committee will make such equitable adjustments in the records of the Plan as may be necessary or appropriate to correct such error or omission as of the date on which such error or omission is discovered. The Corporation shall, as directed by the Plan Committee, make such equitable adjustments to the payment(s) to the Participant as are necessary to equitably account for the error or omission.

7.8 Recovery of Mistaken Payments. If any CARs Benefit is paid to a Participant in an amount that is greater than the amount payable under the terms of the Plan, such Participant shall be liable to the Corporation for the amount of any excess payment and the Corporation may recover the excess amount by eliminating or reducing the Participant’s future payments, including without limitation salary or other payments, if any, from the Corporation or by such other means as are available under applicable law to recover the excess benefit amount on behalf of the Corporation from the Participant.

7.9 Action of Corporation and Plan Committee. Except as may be specifically provided herein, any action required or permitted to be taken by the Corporation or the Plan Committee may be taken by any entity or individual who has been delegated the proper authority.

7.10 Corporation Records. Records of the Corporation as to an employee’s or individual’s period(s) of employment or service will be conclusive on all Persons, unless determined by the Plan Committee to be incorrect.

7.11 Gender and Number. Wherever applicable, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

7.12 Headings. The titles in this Plan are inserted for convenience of reference, constitute no part of the Plan and are not to be considered in the construction hereof.

7.13 Liability Limited. To the extent permitted by applicable law, neither the Plan Committee nor any member thereof shall be liable for any acts of omission or commission in administering the Plan, except for his or her or its own willful misconduct. The Corporation and each member of the Plan Committee shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports that are furnished by an actuary, accountant, insurance company, counsel or other expert who shall be employed or engaged by the Plan Committee or the Corporation.

7.14 Withholding. The Corporation shall have the power and right to deduct or withhold an amount sufficient to satisfy federal, state or local taxes, domestic or foreign, required by law or regulation to be withheld (“Tax Obligations”) with respect to the payment of any CARs Benefit.

7.15 Parachute Payments. Notwithstanding anything in this Plan to the contrary and subject to the provisions of this Section 7.15, in the event that the Corporation’s outside, independent accountants shall determine that any amount paid or distributed to a Participant pursuant to the Plan shall, as a result of a Change of Control of the Corporation, constitute a parachute payment within the meaning of Section 280G of the Code, and the aggregate of such parachute payments and any other amounts paid or distributed to the Participant from any other plans or arrangements maintained by the Corporation, or by any other member of the same affiliated group (as defined in Section 1504 of the Code determined without regard to Section 1504(b)) which includes the Corporation, would more likely than not, in the opinion of the Corporation’s outside, independent accountants, cause the Participant to be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment shall be approved in a manner that is in compliance with the requirements of Code Section 280G(b)(5)(B) and any regulations issued thereunder by those shareholders of the Corporation holding, directly or indirectly, not less than 75% of the Voting Securities of the Corporation entitled to vote pursuant to Code Section 280G(b)(5)(B) immediately prior to a Change of Control.

IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed by its duly authorized officers and its corporate seal to be affixed hereto, all as of the 9th day of April, 2008.

[CORPORATE SEAL] ATTEST: By: Name: Title:	CORPORATION: COALOGIX, INC By: Name: Title:

Exhibit A

PARTICIPATION AGREEMENT

Exhibit B

ELECTION FORM